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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Revised Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
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Textron Inc.
 (Name of Registrant as Specified In Its Charter)

Textron Inc.
 (Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

        The 2004 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 28, 2004, at 10:30 a.m. at The Providence Biltmore Hotel, 11 Dorrance Street, Providence, Rhode Island for the following purposes:

          1.     To elect four directors in Class II for a term of three years in accordance with Textron's By-Laws (Item 1 on the proxy card).

          2.     To approve an amendment to the Textron 1999 Long-Term Incentive Plan, which is recommended by the Board of Directors (Item 2 on the proxy card).

          3.     To approve director stock awards, which is recommended by the Board of Directors (Item 3 on the proxy card).

          4.     To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 2004, which is recommended by the Board of Directors (Item 4 on the proxy card).

          5.     To consider and act upon three shareholder proposals set forth at pages 34 through 38 in the accompanying proxy statement, each of which is opposed by the Board of Directors (Items 5 through 7 on the proxy card).

          6.     To transact any other business as may properly come before the meeting.

        You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 5, 2004. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

        Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions to vote either via the Internet or by telephone are included on the proxy card.

        A list of shareholders entitled to vote at the 2004 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

                      Sincerely,

                      Lewis B. Campbell
                       Chairman, President and Chief Executive Officer

Providence, Rhode Island
March 18, 2004

YOUR VOTE IS IMPORTANT
If you are a shareholder of record you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

TEXTRON INC.

PROXY STATEMENT

General

        This proxy statement, which is being mailed on or about March 18, 2004, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 28, 2004, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

        All shareholders of record at the close of business on March 5, 2004, will be entitled to vote. As of March 5, 2004, Textron had outstanding 137,500,133 shares of Common Stock; 111,467 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 52,360 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

        All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right of the proxy card, is designated to verify a shareholders's identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

        If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

        If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

        If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Revoking a Proxy

        Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting.

Required Vote

        A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

        The four nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

        Approval of the amendment to the Long-Term Incentive Plan, director stock awards, the ratification of the appointment of auditors and the three shareholder proposals requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

Costs of Proxy Solicitation

        Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $14,000, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

        Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of Wachovia Bank, N.A., Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of Wachovia.

Attending the Meeting

        If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 5, 2004, is acceptable proof. If you are a shareholder of record, no proof is required.

ELECTION OF DIRECTORS

        The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. In order to preserve continuity and retain valuable experience in a key strategic area for Textron, in 2004 the Board of Directors appointed Brian H. Rowe, then a Class III director, to fill a vacancy in Class I resulting from a newly created directorship in such class. Teresa Beck, R. Stuart Dickson, John D. Macomber and Sam F. Segnar are retiring from the Board in April 2004. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect Kathleen M. Bader, R. Kerry Clark, Ivor J. Evans and Lord Powell of Bayswater KCMG to Class II. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

NOMINEES FOR DIRECTOR
Class II — Nominees for Terms Expiring in 2007

Kathleen M. Bader                Director Since January 2004
Ms. Bader, 53, is Chairman, President and Chief Executive Officer of Cargill Dow LLC, an equal joint venture between The Dow Chemical Company and Cargill, Incorporated that manufactures and markets the world's first commercially viable resin made from renewable resources. She joined Dow in 1973, held numerous sales, marketing, operations and business management jobs in Dow's global and North America operations, became Business Group President and Corporate Vice President, Quality & Business Excellence in 2000 and assumed her current position in February 2004. Ms. Bader is a member of the United States Homeland Security Advisory Council, the International Board of Directors of Habitat for Humanity and the Dean's Council at Harvard's John F. Kennedy School of Government.

R. Kerry Clark                Director Since October 2003
Mr. Clark, 51, is Vice Chairman of the Board and President-Global Market Development and Business Operations of The Procter and Gamble Company, which markets almost 300 products in 140 countries. He joined Procter and Gamble in 1974 and served in various key executive positions before assuming his current position in 2002.

Ivor J. Evans                Director Since July 2003
Mr. Evans, 61, is Vice Chairman of Union Pacific Corporation, one of America's leading transportation companies whose principal operating company, the Union Pacific Railroad, is the largest railroad in North America. He joined Union Pacific in 1998 as President and Chief Operating Officer of Union Pacific Railroad and held that position until assuming his current position in January 2004. Prior to joining Union Pacific, he served in various executive positions at Emerson Electric Company, most recently Senior Vice President, Industrial Components and Equipment from 1990 to 1998. Mr. Evans is a director of Union Pacific Corporation and Cooper Industries. He is the Chairman and a director of the American Association of Railroads and is a director of Creighton University in Omaha.

Lord Powell of Bayswater KCMG                Director Since 2001
Lord Powell, 62, was Private Secretary and advisor on foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991, and from 1992 until the end of 2000 served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies. Since then, he has been nonexecutive Chairman of Sagitta Asset Management and of LVMH (UK). He is President of the China-Britain Business Council, Chairman of the Trustees of the Oxford University Business School and a Trustee of the British Museum. He is a director of Louis-Vuitton Moët Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Sagitta Asset Management Ltd., Yell Group, British Mediterranean Airways, Schindler Corporation and Northern Trust Global Services. He is a member of the Textron International Advisory Council, the International Advisory Council of GEMS Oriental and General Fund, the Advisory Board of Barrick Gold, the European Advisory Board of Hicks, Muse, Tate & Furst, the European Strategy Board of Rolls-Royce, and International Advisory Council of Magna and the International Advisory Board of HCL Technologies.

DIRECTORS CONTINUING IN OFFICE
Class III — Terms Expire in 2005

H. Jesse Arnelle                Director Since 1993
Mr. Arnelle, 70, was a senior partner in the law firm of Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Eastman Chemical Corporation, Armstrong World Industries, Gannett Corporation and Metropolitan Life Series Fund. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

Paul E. Gagné                Director Since 1995
Mr. Gagné, 57, was President and Chief Executive Officer of Avenor Inc., a Canadian forest products company. He joined Avenor in 1976, became President and Chief Operating Officer in 1990 and assumed the additional position of Chief Executive Officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a major Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of Inmet Mining Corporation, Wajax Limited, and Asalco Inc.

Martin D. Walker                Director Since 1986
Mr. Walker, 71, was Chairman and Chief Executive Officer of M. A. Hanna Company, an international specialty chemicals company, from October 1998 until December 1999. He served previously in that capacity from 1986 until 1996 and as Chairman from 1996 to June 1997, when he retired. Mr. Walker is currently Principal of Morwal Investments, a private investment firm. Mr. Walker is a director of Arvin Meritor, Inc., The Timken Company, Graphic Packaging Corporation and Lexmark International, Inc.

Thomas B. Wheeler                Director Since 1993
Mr. Wheeler, 67, was the Chairman and Chief Executive Officer of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a trustee of the Basketball Hall of Fame, Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution and a director of Estate Works.

Class I — Terms Expiring in 2006

Lewis B. Campbell                Director Since 1994
Mr. Campbell, 57, is Chairman, President and Chief Executive Officer of Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in February 1999, and reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol Myers Squibb Co. and Dow Jones & Company, and a member of the Business Roundtable's Security Task Force and International Trade and Investment Task Force.

Lawrence K. Fish                Director Since 1999
Mr. Fish, 59, is Chairman, President and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company headquartered in Providence, Rhode Island, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group, a member of the Board of Trustees of The Brookings Institution and a director of the Federal Reserve Bank of Boston. Mr. Fish is an overseer of the Boston Symphony Orchestra and an Incorporator of the Massachusetts Institute of Technology Corporation.

Joe T. Ford                Director Since 1998
Mr. Ford, 66, is Chairman of the Board of ALLTEL Corporation, a telecommunications company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002. Mr. Ford is a director of The Dial Corporation, En Pro Industries, Inc. and the Stephens Group, Inc.

Brian H. Rowe                Director Since 1995
Mr. Rowe, 72, is the retired Chairman and now a consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and Chief Executive Officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is Chairman, AeroEquity, Inc. and a director of Atlas Air Worldwide Holdings, Inc. and B/E Aerospace, Inc..

The Board of Directors

  Meetings and Organization

        During 2003, the Board of Directors met seven times and the Executive Committee of the Board did not meet. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. No director attended fewer than 75% of the total number of Board and committee meetings. All Directors serving at the time of the 2003 annual meeting of shareholders attended the meeting.

  Corporate Governance

        The Board of Directors in February 2004 approved the amendment and restatement of Textron's Corporate Governance Guidelines, originally adopted in 1996. The Corporate Governance Guidelines as amended and restated meet or exceed the new listing standards adopted by the New York Stock Exchange and are posted on Textron's website, www.textron.com.

  Code of Ethics

        Textron's Business Conduct Guidelines, originally adopted in 1979 and most recently revised in February 2004, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron's website.

  Director Independence

        All fifteen current directors have been affirmatively determined to be independent as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Corporate Governance Guidelines, except for Mr. Campbell who, as an employee of Textron, is considered an inside director. The portion of the Corporate Governance Guidelines relating to director independence is attached hereto as Annex A. In making its determination the Board examined relationships between directors or their affiliates with Textron and its affiliates including those reported below under the heading "Transactions with Management and Others" on page 26.

  Presiding Director

        The Board of Directors has determined that it will have at least three regularly scheduled executive sessions per year for non-employee directors without management present. The chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee (currently Paul A. Gagné, R. Stuart Dickson and John D. Macomber, respectively), have been appointed to preside, on a rotating basis, at such meetings. Additional sessions may be convened at any time at the request of a director, and in such event the chair of the Nominating and Corporate Governance Committee shall preside. Shareholders may communicate with the presiding directors by using one of the methods described in the following section, "Shareholder Communications to the Board."

  Shareholder Communications to the Board

        Shareholders wishing to send communications to the Board of Directors or to any individual director may do so by calling (866) 698-6655 (toll-free) or 401-457-2269, writing to Board of Director, Textron Inc., 40 Westminster St., Providence, RI 02903, or e-mailing to textrondirectors@textron.com. The telephone numbers and mail and e-mail addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors or to the specified director.

  Compensation of Directors

        For their service on the Board, non-employee directors are paid an annual retainer of $90,000 plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees, other than the Audit Committee, receive $1,500 for each committee meeting attended, and the chairman of each such standing committee receives an additional $5,000 per year. Non-employee directors who serve on the Audit Committee receive $2,500 for each committee meeting attended, and the chairman of the Audit Committee receives an additional $15,000 per year.

        Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $60,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

        Each non-employee director received 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director's death or disability, or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 26), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service. The Nominating and Corporate Governance Committee recommends to the shareholders that they approve continuing the policy of awarding restricted shares to new directors as described on pages 32 and 33.

        Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

        For directors who joined the Board prior to January 1, 2004, Textron sponsors a program under which it contributes up to $1,000,000 to the trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to

Textron. The program does not result in a material cost to Textron. On recommendation of the Nominating and Corporate Governance Committee, the program was closed to new participants as of January 1, 2004.

        Non-employee directors also participate in the CitationShares Director's Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA. Under the program, Textron purchased two one-eighth ownership shares of a Cessna Citation aircraft from CitationShares and makes flight time available to the non-employee directors for personal use. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. Directors are not charged for their participation in the program or use of the aircraft, however, imputed income to directors is reported with respect to their personal use of the aircraft.

        To further align the non-employee directors' interests with the long-term interests of the shareholders, non-employee directors are also eligible to receive grants of options to purchase Textron common stock under the 1999 Textron Long-Term Incentive Plan.

  Audit Committee

        The Audit Committee pursuant to its charter, as revised on October 2003, assists Board of Directors oversight of (i) the integrity of Textron's financial statements, (ii) Textron's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of Textron's internal audit function and independent auditor. A copy of the charter is attached hereto as Appendix B and is also posted on Textron's website. The following six non-employee directors presently comprise the committee: Mr. Gagné (Chairman), Mr. Arnelle, Ms. Beck, Mr. Clark, Mr. Rowe and Mr. Walker. Each member of the committee has been determined by the Board to be independent as independence of audit committee members is defined in the listing standards of the New York Stock Exchange. No member of the Committee simultaneously serves on the audit committees of more than three public companies, except for Ms. Beck who serves on three audit committees in addition to Textron's. The Board of Directors has determined that Ms. Beck's simultaneous service does not impair her ability to effectively serve on Textron's audit committee. The Board of Directors has also determined that Mr. Gagné and Ms. Beck satisfy the criteria adopted by the Securities and Exchange Commission to serve as "audit committee financial experts." During 2003, the committee met five times.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee pursuant to its charter, as revised in December 2003, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron, and (iii) makes recommendations on compensation of the Board of Directors. A copy of the charter is posted on Textron's website. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. The committee may also retain a third-party search firm to assist in the identification and evaluation of candidates. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2005 Annual Meeting" on page 38, to the committee, c/o

Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. The committee annually reviews the Board of Directors' retirement schedule, the results of the review of the Board's overall performance and the impact of the strategy of the company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines including: (i) high personal ethics and integrity; (ii) specific skills and experience aligned with Textron's strategic direction and operating challenges; (iii) the core business competencies of high achievement, a record of success, financial literacy, a history of making good business decisions and exposure to best practices; (iv) interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask tough questions; (v) enthusiasm for Textron and sufficient available time to be fully engaged; and (vi) if a non-employee, satisfies the independence standards established by the New York Stock Exchange and the Securities and Exchange Commission.

        All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

        The following eight non-employee directors presently comprise the committee: Mr. Dickson (Chairman), Ms. Bader, Ms. Beck, Mr. Fish, Mr. Ford, Lord Powell, Mr. Walker and Mr. Wheeler. During 2003, the committee met three times.

  Organization and Compensation Committee

        The Organization and Compensation Committee pursuant to its charter as revised in December 2003, (i) recommends to the Board compensation arrangements for the Chief Executive Officer and other executive officers and reviews their responsibilities and performance and plans for their succession, and (ii) approves compensation arrangements and for changes in officers. A copy of the charter is posted on Textron's website. The following eight non-employee directors presently comprise the committee: Mr. Macomber (Chairman), Mr. Arnelle, Mr. Evans, Mr. Fish, Mr. Ford, Lord Powell, Mr. Rowe and Mr. Wheeler. During 2003, the committee met four times.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

        The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 2003:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Putnam Fiduciary Trust Company 859 Willard Street Quincy, Massachusetts 02169	19,119,029 shares(1)	13.9%
Common Stock	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	13,620,537 shares(2)	9.9%

(1)
Putnam Fiduciary Trust Company has informed Textron that it shares voting and investment power over the shares and that it holds the shares as Trustee under the Textron Savings Plan and disclaims any beneficial interest. The shares will be voted at the annual meeting in accordance with instructions from the participants in the plan, or in the absence of instructions, by Putnam Fiduciary Trust Company as Trustee in accordance with the plan.

(2)
Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, on behalf of AXA Financial, Inc. ("AXF") as set forth in Schedule 13G reported as of December 31, 2003; AXA, the sole shareholder of AXF, has sole voting power with respect to 68,400 shares, and sole dispositive power with respect to 68,400 shares. AXA Rosenberg Investment Management LLC, which is an affiliate of AXF, has sole voting power with respect to 602,100 shares and sole dispositive power with respect to 790,020 shares. Alliance Capital Management L.P. ("Alliance"), a subsidiary of AXF, has sole voting power with respect to 6,632,631 shares, shared voting power with respect to 1,258,609 shares and sole dispositive power with respect to 12,762,117 shares. Alliance's shares are held by unaffiliated third-party client accounts and managed by Alliance as investor advisor.

SECURITY OWNERSHIP OF MANAGEMENT

        The column headed "Number of Shares of Common Stock" includes all shares of Textron stock beneficially owned by directors and executive officers of Textron, shares held for the officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2003, and shares held jointly. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned 1.2% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2003, except in the case of Ms. Bader, where ownership is as of March 1, 2004.

        Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes the common stock from the "Number of Shares of Common Stock" column along with other common stock-based holdings in the form of stock units, performance share units, unvested stock awards and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

Name	Number of Shares of Common Stock(1)(2)	Total Common Stock- Based Holdings
H. Jesse Arnelle	2,449	16,727
Kathleen M. Bader	1,000	1,000
Teresa Beck	2,100	17,440
John D. Butler	190,731	323,037
Lewis B. Campbell	789,012	1,366,927
R. Kerry Clark	1,000	1,000
R. Stuart Dickson	41,480	63,780
Ivor J. Evans	1,000	2,072
Lawrence K. Fish	1,000	14,439
Joe T. Ford	2,000	16,025
Theodore R. French	162,454	296,983
Paul E. Gagné	2,343	16,714
Mary L. Howell	220,085	361,816
Steven R. Loranger	120,218	280,462
John D. Macomber	11,264	34,080
Lord Powell of Bayswater KCMG	1,000	5,825
Brian H. Rowe	11,910	24,202
Sam F. Segnar	4,660	35,649
Martin D. Walker	3,877	37,955
Thomas B. Wheeler	2,564	29,929
All current directors and executive officers as a group (21 persons)	1,693,621	3,174,314

(1)
Includes the following shares as to which voting and investment powers are shared: Mr. Dickson — 34,000 and Mr. Segnar — 1,000.

(2)
Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2003: Mr. Campbell — 746,141; Mr. Loranger — 120,000; Mr. French — 148,000; Mr. Butler — 188,500; Ms. Howell — 209,566; and all current directors and executive officers as a group — 1,531,707.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Textron's directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and copies of such reports to Textron. Based solely upon a review of such copies and written representations of the reporting persons, during the 2003 fiscal year the following individuals had reportable transactions for which filings were made after the due date because of late notification of compensation awards: Kenneth C. Bohlen – Form 4; John D. Butler – Form 4; Lewis B. Campbell – Form 4 and Form 5; Ted R. French – Form 4; Mary L. Howell – Form 4; Steven R. Loranger – Form 4; Terrence O'Donnell – Form 4 (two); Richard R. Yates – Form 4 and Form 5 (two). The company has reviewed and modified its procedures to ensure compliance on an on-going basis.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors has furnished the following report on its activities:

        The committee reviewed and discussed the audited financial statements in the Annual Report with management. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures required by the Independence Standards Board and considered the possible affect of non-audit services on the auditors' independence.

        The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee also reviewed the company's compliance program. Five committee meetings and four earnings release review conference calls were held during the year.

        In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 3, 2004, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company's independent auditors for 2004, and that this selection will be submitted to the shareholders for ratification.

    PAUL E. GAGNÉ, CHAIRMAN
    H. JESSE ARNELLE
    TERESA BECK
    R. KERRY CLARK
    BRIAN H. ROWE
    MARTIN D. WALKER

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

        The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead the corporation and to motivate them to produce strong financial performance for the long-term benefit of shareholders. The committee seeks to establish a total compensation program that is not only competitive by industry standards but also demonstrates a bias towards performance and stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives.

Executive Compensation Program

        Each year the committee, which is comprised entirely of non-employee directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 19 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, annual incentive plan design and payments, and long-term incentive plan design, grant levels, standards of performance for new grants, and payouts from past grants.

        Textron's executive compensation program is comprised of three principal components: salary, annual incentive compensation and long-term incentive compensation.

  Salary

        Individual salaries are considered for adjustment periodically, based on comparison to external benchmark data, individual performance and potential, and/or change in duties or level of responsibility. The base salaries of the officers named in the Summary Compensation Table are reported in the "Salary" column of that table. No executive officer salary increases were considered in 2003.

  Variable Compensation Plans

        Textron's variable compensation plans seek to motivate executives to achieve financial and strategic goals with a variety of performance criteria. The amount of compensation from these plans is earned to the extent that these performance criteria are met. Performance criteria that have historically been used include Earnings per Share, Return on Invested Capital (ROIC), and division-level measures of profitability. Textron plans to modify these plans in 2004 to increase the emphasis on ROIC achievement. While ROIC has been an integral component of long-term compensation, the 2004 Annual Incentive Compensation design is planned to include an element for all 1,000+ executives eligible for the plan that is tied to achievement of high levels of ROIC performance. In this way, Textron is further strengthening the link between pay plans and the interests of shareholders.

  Annual Incentive Compensation

        All executive officers participate in the Textron Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. The factors considered by the committee in recommending 2003 incentive compensation payments for executive officers included the degree to which certain overall corporate and individual performance objectives were achieved or not achieved. The objectives for 2003 reflected an emphasis on transformation, including the execution of a restructuring plan and the implementation of Textron Six Sigma and enterprise-wide supply chain management. The progress made in these areas, which help drive performance, impacted 2003 annual bonuses. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the "Bonus" column of that table.

  Long-Term Incentive Compensation

        Under the Textron 1999 Long-Term Incentive Plan, executive officers may be granted awards of stock options, performance share units and restricted stock shares.

  2003 Grants of Stock Options

        Pursuant to the 1999 plan, the committee recommended to the Board the number of stock options to be granted based on the executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth, and the value of prior long-term incentive grants. In accordance with the 1999 plan, stock options granted in January 2003 were at a purchase price equal to 100% of the fair market value of Textron common stock at the time of the option grant. These options become exercisable in two installments, the first half on the one-year anniversary of the date of grant and the second half on the two-year anniversary of the date of grant. Information on the stock options granted during fiscal year 2003 to the officers named in the Summary Compensation Table appears in the table on page 19.

  2003 Grants of Restricted Share Units

        In 2003, Textron introduced an additional element to long-term incentive compensation grants. Executive officers were granted a number of restricted share units of Textron Common Stock in addition to annual stock option and performance share unit grants. The intent of introducing this new element of long-term compensation was to replace a portion of the value previously granted in the form of stock options. The committee may choose in the future to grant restricted shares or restricted share units to deliver this portion of long-term incentive compensation value. Restricted shares granted to the 1999 plan are similar to shares of Textron common stock except that (1) restricted shares feature restrictions on the ability to sell the shares for a pre-defined period of time, and (2) restricted shares do not earn dividends until these restrictions lapse. Share restrictions lapse one-third on the three-year anniversary of the date of grant, one-third on the four-year anniversary of the date of grant, and one-third on the five-year anniversary of the date of grant. Information on the restricted share units granted during fiscal year 2003 to the officers named in the Summary Compensation Table appears in the "LTIP Payouts" column of that table.

  2003 Grants of Performance Share Units

        For the three-year performance cycle starting at the beginning of 2003, each performance share unit granted and earned under the 1999 plan will be valued for payment purposes at the market value of Textron common stock at the end of the three-year performance period. The number of performance share units granted to executive officers for the 2003-2005 performance cycle was based on each officer's current role and responsibilities as well as his or her potential contributions to Textron's profitability and growth. Competitive practice and the size of prior grants were also taken into consideration in making the new grants. Information on the 2003 grants of performance share units appears in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 23.

  2003 Payouts of Previously Granted Performance Share Units

        The 2003 payouts to executive officers were, with one exception, for performance share units granted for the three-year performance cycle ending December 31, 2003. For all payouts except the one-year performance cycle, the payout for one executive officer was for a special one-year performance cycle ending December 31, 2003. The payouts were based (1) 50% on aggregate earnings per share, (2) 40% on discretionary performance measures, including the execution of a restructuring plan, increased cost savings throughout the supply chain, the implementation of Textron Six Sigma and improved talent base, and (3) 10% on return on invested capital (ROIC). In addition, the executive officers had the opportunity to earn up to an additional 30% to the extent that ROIC performance exceeded the pre-set performance goal. The one-year performance cycle was based (1) 60% on aggregate earnings per share, (2) 25% on discretionary performance measures, and (3) 15% on return on invested capital (ROIC). In addition, this executive officer also had the opportunity to earn up to an additional 30% to the extent that ROIC performance exceeded the pre-set performance goal. The committee recommended and the Board approved payouts at 62% (82% for one executive officer) of the performance share units granted. These payouts reflected partial achievement of performance goals. Information on the 2003 payouts to the officers named in the Summary Compensation Table of previously granted performance share units is reported in the "LTIP Payouts" column of that table.

Stock Ownership

        An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the interests of shareholders. As a result, the committee requires a minimum level of stock ownership and bases a substantial portion of the executive officers' total compensation opportunity on the value generated on behalf of Textron's shareholders. The following are minimum ownership levels, expressed as a multiple of base salary: five times for the chief executive officer and chief operating officer, three times for other officers named in the Summary Compensation Table and either two or three times base salary for other officers. Newly named officers have five years to bring their holdings up to these minimum levels.

        The Deferred Income Plan for Textron Key Executives, in which all executive officers are eligible to participate, provides that annual incentive compensation earned in excess of 100% of an executive's annual incentive target opportunity must be deferred into a Textron stock unit account (which is based on the current value of a share of Textron common stock) if the officer has not maintained the required minimum stock ownership level. The deferred income plan also provides participants the opportunity to defer up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be put into either a stock unit account or an interest bearing account. Textron contributes a 10% premium on amounts deferred into the stock unit account. Participants in the Plan cannot move amounts between the two accounts while an active employee of Textron and cannot receive distributions from the Plan until termination of employment.

CEO Compensation

        As in the past, in determining the overall level of Mr. Campbell's compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. After taking into consideration that Mr. Campbell's salary had remained at $1,000,000 since July 1, 1998 and his base salary was below the 50th percentile of base salary paid to chief executive officers at the surveyed companies, the committee recommended, as a 2002 action, and the

Board approved, a salary increase of $100,000 for Mr. Campbell, effective January 1, 2003. No base salary actions for Mr. Campbell were considered or approved in 2003.

        The committee recommended, and the Board approved, a 2003 annual incentive compensation award of $1,900,000, compared to an award of $1,600,000 for 2002. In determining the level of the award, the committee took into consideration the significant progress made during a difficult business environment on specific transformation objectives, including restructuring, Textron Six Sigma, supply chain and organizational design, which was the catalyst in achieving improved financial results. In addition, the Committee considered relevant external benchmark data to calibrate the level of award within the company's peer group.

        The performance share units granted to Mr. Campbell for the 2001-2003 performance cycle were based 50% on aggregate earnings per share, 40% on discretionary performance measures and 10% on return on invested capital. In addition, Mr. Campbell was eligible to earn up to an additional 30% to the extent that actual ROIC performance exceeded the pre-set performance goal. The committee recommended, and the Board approved, an award of $2,135,200, which represented an award of 62% of target. The award reflected partial achievement of stated performance goals.

        In January 2003, Mr. Campbell was granted 50,000 stock options, 33,000 restricted share units, and 120,000 performance share units for the 2003 - 2005 performance cycle.

        Mr. Campbell also received compensation under various Textron benefit and compensation plans including restricted stock retention awards (see footnotes (4) and (5) of the Summary Compensation Table).

Tax Considerations

        Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-Performance-Based Compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Per Section 162(m), performance goals are not objective if the committee does not set performance standards in a timely fashion, has any discretion to pay amounts in excess of those earned in accordance with the achievement of these pre-established performance standards, or pays such compensation when the performance criteria are not met.

        Textron's deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to voluntarily defer compensation into the Deferred Income Plan for Textron Key Executives. Compensation thus deferred is not counted toward the $1 million limitation. This opportunity to defer compensation is anticipated to minimize the impact of this Section 162(m) provision on Textron's income tax expense in the near term. The committee will continue to assess the impact of these tax rules on Textron.

Amendment to the 1999 Long-Term Incentive Plan

        The committee recommends to the shareholders that they approve the amendment to the 1999 plan as described on pages 29 through 32.

        This report is submitted by the Organization and Compensation Committee.

    JOHN D. MACOMBER, CHAIRMAN
    H. JESSE ARNELLE
    IVOR J. EVANS
    LAWRENCE K. FISH
    JOE T. FORD
    LORD POWELL OF BAYSWATER KCMG
    BRIAN H. ROWE
    THOMAS B. WHEELER

EXECUTIVE COMPENSATION

        The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 2003 and (ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 2003 for Textron's 2001, 2002 and 2003 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(5)
L.B. Campbell Chairman, President and Chief Executive Officer	2003 2002 2001	$1,100,000 1,000,000 1,000,000	$1,900,000 1,600,000 1,500,000	$176,228 215,086 240,773	$1,453,980 0 4,650,000	50,000 150,000 0	$2,135,200 1,339,757 319,275	$19,165 50,000 50,000
T.R. French Executive Vice President and Chief Financial Officer	2003 2002 2001	650,000 566,667 550,000	600,000 500,000 336,302	108,564 155,638 193,473	528,720 0 4,656,302	36,000 60,000 0	533,800 163,611 102,168	11,665 28,333 27,500
S.R. Loranger Executive Vice President and Chief Operating Officer	2003 2002	650,000 120,109	600,000 450,000	588,764 0	0 4,151,000	90,000 150,000	703,427 0	13,540 2,708
J.D. Butler Executive Vice President Administration and Chief Human Resources Officer	2003 2002 2001	480,000 460,000 460,000	450,000 350,000 327,537	0 0 0	308,420 1,036,500 51,537	29,000 50,000 0	533,800 267,951 119,196	8,833 23,000 23,000
M.L. Howell Executive Vice President Government, Strategy Development and International, Communications and Investor Relations	2003 2002 2001	470,000 440,000 440,000	450,000 350,000 264,000	95,292 60,608 103,601	308,420 1,036,500 0	29,000 50,000 0	533,800 251,204 110,682	8,665 22,000 22,000

(1)
Mr. Loranger joined Textron in October 2002 as Executive Vice President and Chief Operating Officer.

(2)
The amount for 2002 for Mr. Loranger represents a hiring bonus.

(3)
The amounts listed include the incremental cost to Textron of providing various perquisites and personal benefits in excess of reporting thresholds, including; in 2003, $154,384 for personal use of Textron aircraft for security reasons for Mr. Campbell, $61,878 and $366,217 for relocation and related tax assistance for Mr. French and Mr. Loranger, respectively, and $75,477 for personal use of Textron aircraft for Ms. Howell; in 2002, $215,086 for personal use of Textron aircraft for security reasons for Mr. Campbell and $155,638 for temporary living, transportation on Textron aircraft and related tax assistance for Mr. French; and in 2001, $240,773 for personal use of Textron aircraft for security reasons for Mr. Campbell, $193,473 for temporary living, transportation on Textron aircraft and related tax assistance for Mr. French, and $103,601 for personal use of Textron aircraft for Ms. Howell.

(4)
The amount listed for Mr. Campbell in 2003 is the market value at the time of grant of 33,000 restricted stock units granted in January 2003. A restricted stock unit represents the cash equivalent of a share of Textron common stock. The restrictions on the units will lapse, provided the executive is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 11,000 shares in January 2006, 2007 and 2008. The amount listed for Mr. Campbell in 2001 is the market value at the time of grant of an award of 100,000 shares of restricted stock. The shares were granted on January 1, 2001 and the restriction on the shares will lapse, provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 50,000 shares in May 2002, 20,000 shares in May 2004 and 30,000 shares in May 2007.

  In May 2003, Mr. Campbell received $1,788,483, representing the payment of 50,000 share equivalents plus dividends. The share equivalents were converted, pursuant to Board approval from a restricted stock grant award granted to Mr. Campbell on June 1, 1999.

  In May 2002, Mr. Campbell received $2,484,052, representing the payment of 50,000 share equivalents plus dividends. The share equivalents were granted on January 1, 2001 and vested on May 18, 2002.

  As of January 3, 2004, the market value of the 200,000 outstanding restricted shares granted to Mr. Campbell was $11,438,000.

  The amount listed for Mr. French in 2003 is the market value at the time of grant of a restricted stock award of 12,000 restricted stock units granted in January 2003. The restrictions on the units will lapse, provided the executive is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 4,000 shares in January 2006, 2007 and 2008.

  The amount listed for Mr. French in 2001 includes $4,650,000, which is the market value at the time of grant of an award of 100,000 shares of restricted stock and the restriction on the shares will lapse provided he is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 20,000 shares in January 2002, 2003, 2004, 2005 and 2006. The 20,000 shares that vested in January 2003 had a market value of $873,450 at the time of vesting. In addition, Mr. French received a payment of $51,396 representing the cash value of dividend equivalents associated with the 20,000 vested shares.

  As of January 3, 2004, the market value of the 60,000 outstanding restricted shares granted to Mr. French was $3,431,400.

  The amount listed for Mr. Loranger in 2002 is the market value at the time of grant of a 100,000-share restricted share unit award granted in November 2002. The restrictions in the units will lapse provided the executive is still employed by Textron, or in certain cases if his employment ends earlier in accordance with the following schedule: 20,000 shares in February 2004, 2005, 2006, 2007 and 2008.

  The amounts listed for Mr. Butler and Ms. Howell in 2003 represent the market value at the time of grant of restricted stock awards of 7,000 restricted stock units granted in January 2003. The restrictions on the units will lapse, provided the executive is still employed by Textron, or in certain cases if their employment ends earlier, in accordance with the following schedule: 2,333 shares in January 2006 and 2007 and 2,334 in January 2008.

  The amount listed for Mr. Butler and Ms. Howell in 2002 is the market value at the time of grant of a restricted stock award of 25,000 restricted stock units granted in January 2002. The restriction on the units will lapse, provided the executive is still employed by Textron, or in certain cases if the executive's employment ends earlier, in accordance with the following schedule: 5,000 units in

  August 2003, 2004, 2005, 2006 and 2007 for Mr. Butler and 5,000 units in July 2003, 2004, 2005, 2006 and 2007 for Ms. Howell.

  As of January 3, 2004, the market value of the 27,000 outstanding restricted stock units granted to each of Mr. Butler and Ms. Howell was $1,544,130.

  All other amounts listed are unvested contributions made by Textron under the Deferred Income Plan as a result of the officers' elections to defer compensation into the stock unit fund of the Deferred Income Plan. These contributions are credited in the form of stock units, which are not actual shares of stock but are units paid in cash with a value that varies with the price of Textron common stock.

(5)
The amounts listed for 2003 are Textron's contributions under the Textron Savings Plan and the Savings Plan component of the Supplemental Benefits Plan.

Stock Option Grants

        The following table sets forth information on grants of stock options under the Textron 1999 Long-Term Incentive Plan during Textron's 2003 fiscal year to the officers named in the Summary Compensation Table. The number of stock options granted to these officers during Textron's 2003 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs."

Stock Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SARs Term($)(2)
	Individual Grants
	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Share)
Name				Expiration Date	Five Percent	Ten Percent
L.B. Campbell	50,000	2.6%	44.085	1/15/13	1,386,250	3,513,250
T.R. French	36,000	1.8%	44.085	1/15/13	998,100	2,529,540
S.R. Loranger	90,000	4.6%	44.085	1/15/13	2,495,250	6,323,850
J.D. Butler	29,000	1.5%	44.085	1/15/13	804,025	2,037,685
M.L. Howell	29,000	1.5%	44.085	1/15/13	804,025	2,037,685

(1)
Fifty percent of the options granted may be exercised not earlier than one year from the date of grant and the balance of the options granted may be exercised not earlier than two years from the date of grant. All options were granted on January 15, 2003. All options were granted at a purchase price per share of 100% of the fair market value of Textron common stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the Textron 1999 Long-Term Incentive Plan.

(2)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron common stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $71.81 and $114.35 at the end of the ten-year term.

Aggregated Option and Stock Appreciation Rights Exercises and Fiscal Year-End Values

        The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron's 2003 fiscal year of stock options and stock appreciation rights and (ii) unexercised options and stock appreciation rights held as of the end of Textron's 2003 fiscal year, which were granted to these officers during 2003 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option and SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)
					Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
L.B. Campbell	80,468	$1,238,201	646,141	125,000	$7,463,042	$1,863,875
T.R. French	-0-	-0-	100,000	66,000	1,462,059	954,030
S.R. Loranger	-0-	-0-	75,000	165,000	1,263,000	2,435,700
J.D. Butler	-0-	-0-	149,000	54,000	808,463	781,995
M.L. Howell	3,532	50,233	170,066	54,000	1,714,109	781,995

Long-Term Incentive Plan

        The following table provides information concerning performance share unit awards made during Textron's 2003 fiscal year to the officers named in the Summary Compensation Table pursuant to the Textron 1999 Long-Term Incentive Plan for the 2003-2005 performance cycle, except for Mr. Loranger, who also received one-year and two-year grants.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Performance Share Units(#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans
			Target Number of Performance Share Units(#)
L.B. Campbell	120,000	3 years	120,000
T.R. French	25,000	3 years	25,000
S.R. Loranger	15,000 20,000 25,000	1 year 2 years 3 years	15,000 20,000 25,000
J.D. Butler	20,000	3 years	20,000
M.L. Howell	20,000	3 years	20,000

        The number of performance share units earned by the officers named in the Summary Compensation Table at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee and will be based 60% on aggregate earnings per share (EPS), 25% on discretionary performance measures including the execution of a restructuring plan, increased cost savings throughout the supply chain, the implementation of Textron Six Sigma and improved talent base, and 15% on return on invested capital (ROIC). In addition, these officers have an opportunity to earn up to an additional 30% for achieving ROIC stretch targets. Taking this into account, ROIC performance could represent up to 35% of the total award. Attainment of the maximum EPS payout level will result in earning 100% of the value of the performance share units related to that target. Failure to attain the minimum EPS target (70% of target) will result in the failure to earn any performance units related to that EPS target. Attainment between the maximum and minimum EPS targets will result in earning a portion of the performance share units related to those EPS targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. With respect to the ROIC target, if enterprise-wide ROIC averages 1% or more above weighted average cost of capital over the performance period, then this portion of the award will be earned.

        Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period.

Pension Plan

        The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

Pension Plan Table

	Estimated Annual Pension for Representative Years of Credited Service
Highest Consecutive Five-Year Average Compensation
	10	15	20	25	30	35
$100,000	$13,185	$19,778	$26,371	$32,963	$39,556	$46,149
500,000	73,185	109,778	146,371	182,963	219,556	256,149
1,000,000	148,185	222,278	296,371	370,463	444,556	518,649
1,500,000	223,185	334,778	446,371	557,963	669,556	781,149
2,000,000	298,185	447,278	596,371	745,463	894,556	1,043,649
2,500,000	373,185	559,778	746,371	932,963	1,119,556	1,306,149
3,000,000	448,185	672,278	896,371	1,120,463	1,344,556	1,568,649
3,500,000	523,185	784,778	1,046,371	1,307,963	1,569,556	1,831,149
4,000,000	598,185	897,278	1,196,371	1,495,463	1,794,556	2,093,649
4,500,000	673,185	1,009,778	1,346,371	1,682,963	2,019,556	2,356,149
5,000,000	748,185	1,122,278	1,496,371	1,870,463	2,244,556	2,618,649

        Benefits under the formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column of the Summary Compensation Table. However, for any employee who was first awarded performance share units after October 26, 1999, under the formula LTIP payouts shall not be included in compensation. Mr. Loranger, Mr. French and one other executive officer have employment contracts with Textron that provide that their LTIP payouts will be deemed to be included in compensation for purposes of the formula. As of January 1, 2004, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 11 years; Mr. French, 3 years; Mr. Loranger, 1 year; Mr. Butler, 7 years; and Ms. Howell, 22 years.

        Annual pension amounts shown in the table above are computed on the basis of a single life annuity and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

Equity Compensation Plan Information

        The following table sets forth as of the end of Textron's 2003 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,158,161	$49.244	4,491,739(1)
Equity compensation plans not approved by security holders	0	N/A	240,000(2)
Total	13,158,161	$49.244	4,731,739

        Each non-employee director receives 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director's death or disability, or a change in control of Textron, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

(1)
Includes 2,000,000 shares of restricted stock, 478,225 of which have been granted but have not yet vested.

(2)
Represents unvested shares of previously granted restricted stock.

Employment Contracts and Change In Control Arrangements

        The officers named in the Summary Compensation Table, and one other executive officer have employment contracts with Textron that provide for a three-year initial term, with a one-year renewal provision. The contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the contracts.

        Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron. Generally, a "change in control" under the plans will occur upon: (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that, in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1990, 1994 and 1999 Long-Term Incentive Plans provide that, in the event of a change in control of Textron, outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that, in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that: (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell's and Mr. French's restricted stock awards are payable immediately in the event of a change in control of Textron.

Transactions with Management and Others

        As permitted by his employment contract with Textron, Terrence O'Donnell, Executive Vice President and General Counsel of Textron, remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O'Donnell will not receive any share in firm income resulting from any services provided by the firm to Textron.

During fiscal year 2003, Williams & Connolly was paid $707,091 for such services. It is expected that fees in fiscal year 2004 will be approximately the same amount. These transaction are all conducted at arms-length. During 2002, Citizens Financial Group, Inc., of which Mr. Fish is Chairman, President and Chief Executive Officer, entered into a $25,000,000 participation in a $150,000,000 two-year Term Loan to Textron Financial Corporation ("TFC"), a wholly owned subsidiary of Textron, agented by Mizuho Corporate Bank Limited, which was paid in full on July 10, 2003. The loan was unsecured and was priced at LIBOR plus 100 basis points. In 2002 Citizens entered into a $300,000 standby Letter of Credit for the benefit of TFC, which was scheduled to mature on December 15, 2003. The Letter of Credit was priced at 50 basis points with a standard applicable issuance fee. Citizens and TFC are currently engaged in litigation arising out of the early termination of the Letter of Credit in which the amount in dispute, including interest, is approximately $500,000. During fiscal year 2003, Fluid & Power, part of Textron's Industrial Segment had total equipment sales of $205,282 to Cargill Dow LLC, of which Ms. Bader was named Chairman, President and Chief Executive Officer in February 2004. No further sales by Fluid & Power are expected to be made to Cargill Dow in fiscal year 2004.

        AXA Corporate Solutions Assurance, an affiliate of AXA Financial, Inc., which currently is the beneficial holder of more than 5% of the outstanding shares of Textron common stock, is one of the participating underwriters of Textron's aviation insurance program. AXA underwrites 3% of the program which runs from April 1, 2003 to April 1, 2004, and during fiscal year 2003, was paid a premium of $900,000 by Textron for such coverage. AXA is expected to renew their participation under the program on April 1, 2004 for between 3% and 5% of the program for a premium of between $1.3 million and $2.2 million.

        During fiscal year 2003, Alliance Sanford Bernstein, also an affilate of AXA Financial, was engaged by the Textron Master Trust to manage its large cap value equity portfolio and high yield equity portfolio. The large cap portfolio had a market value of approximately $250 million as of December 31, 2003. The higher yield portfolio was liquidated and the engagement with Alliance Sanford Bernstein terminated, in October 2003 at which time the market value of that portfolio was approximately $120 million. Alliance Sanford Bernstein received fees of $1.125 million from the trust for its services during fiscal year 2003. During fiscal year 2004, fees paid to Alliance Sanford Bernstein are expected to be approximately $1 million.

PERFORMANCE GRAPH

        Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1998, in Textron common stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with market-leading operations in five business segments — Aircraft, Industrial Components, Industrial Products, Fastening Systems and Finance. The peer group consists of 18 companies in comparable industries in the following Standard & Poor's 500 price index industry groups: aerospace/defense — The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrop Grumman Corporation; auto parts & equipment — ITT Industries, Inc. and TRW Inc.; defense electronics — Raytheon Company; diversified machinery — Dover Corporation; diversified manufacturing — Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment — Rockwell International Company; specialized manufacturing — Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

	Dec. 31, 1998	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003

Textron Inc.	$100.00	$102.64	$63.80	$58.39	$62.38	$85.57
S&P 500	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18
Peer Group	$100.00	$106.04	$132.46	$119.97	$91.11	$120.47

AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN

        The Board of Directors has adopted a further amendment to the Textron 1999 Long-Term Incentive Plan, subject to shareholder approval, increasing the total number of stock options available for grant. The principal features of the amended plan are described below. The plan, originally approved by the shareholders on April 28, 1999, and subsequently amended with shareholder approval on April 25, 2001, April 24, 2002 and April 23, 2003, was established as part of a continuing program to attract, retain and motivate key employees. Through the grant of awards based on Textron's long-term performance, the plan has increased the personal involvement of officers and other selected employees in Textron's continued growth and success. The number of shares of stock options remaining available for grant under the plan is not sufficient to continue to make awards at levels consistent with the objective of Textron's program to attract, retain and motivate key employees. Accordingly, the Board of Directors has approved, subject to shareholder approval, an amendment to the plan to authorize the grant of an additional 3,500,000 stock options in addition to stock options previously authorized by shareholders. In addition, the amendment removes provisions relating to performance share units from the 1999 Long-Term Incentive Plan, as this program is a cash-paid program and therefore not dilutive to shareholders. Information on performance share unit awards and payments are included in the Report of the Organization and Compensation Committee on Executive Compensation, under the heading "Long-Term Incentive Compensation" on pages 15 and 16, the Summary Compensation Table under the heading "LTIP Payouts" on page 19, and in the "Long-Term Incentive Plan Awards in Last Fiscal Year" table on page 23.

        The amended plan authorizes the granting of awards to key employees of Textron and its related companies in any one or more of the following forms: (i) options to purchase Textron common stock, and (ii) restricted stock; and to directors who are not full-time employees of Textron, its divisions or its subsidiaries in the form of options to purchase Textron common stock.

        The total number of shares of Textron common stock for which options may be granted under the amended plan is 17,500,000, of which 5,991,739 are available for grant (includes the number available as of the end of the 2003 fiscal year plus the requested authorization of 3,500,000 additional options), and the maximum number of stock options that may be granted to any individual in any calendar year is 150,000, in each case subject to adjustment as described below. Shares of Textron common stock issued upon exercise of options may be either authorized but unissued shares or previously issued shares held in the treasury. The maximum number of shares of restricted stock which may be granted under the amended plan is 2,000,000, of which 1,520,575 are available for grant as of December 31, 2003, and the maximum number of shares of restricted stock which may be granted to any individual in any one calendar year is 200,000. The closing price of Textron common stock as reported for New York Stock Exchange Composite Transactions on March 5, 2004, was $56.20.

        The amended plan will be administered by the Organization and Compensation Committee of the Board of Directors, which will determine the key employees and non-employee directors to whom awards will be granted, the form and amount of awards, the dates of grant and the terms and provisions of each award (which need not be identical). The committee members will certify that they are "outside directors" under the Internal Revenue Code definition. The Board of Directors may delegate the committee's responsibilities to one or more officers or committees of Textron, but all decisions concerning the amended plan that relate to executive officers of Textron will be made by the committee.

Stock Options

        The amended plan provides for both incentive stock options, as defined in Section 422 of the Internal Revenue Code, and non-qualified options.

        All options granted under the amended plan will be evidenced in writing. Each option will be at a purchase price per share of not less than 100% of the fair market value of Textron common stock at the time the option is granted. The purchase price must be paid in full at the time of exercise. The purchase price may be paid in cash, in shares of common stock with a value equal to the exercise price or in a combination thereof. The term of each option will be for such period as the committee determines, but no option may be exercised later than ten years after the date of grant.

        The amended plan contains a provision allowing the plan to be modified to comply with local country laws.

        If an optionee ceases to be an employee or a director during the term of an option, the optionee may exercise the option within specified periods after such termination. Discharge or removal for cause, however, terminates all option rights immediately. In the case of the death of an optionee, the option may be exercised by the optionee's estate within one year after death or until expiration of the option, whichever occurs first. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's legal guardian or representative.

Restricted Stock

        A restricted stock award represents an award made in shares of Textron common stock. The terms of an award will be set forth in a written agreement. Such terms may include, but are not limited to, continued employment with Textron and/or achievement of performance goals. With respect to restricted stock based on performance targets, the committee will establish targets only in terms of one or more of the following: Textron's return on invested capital, return on equity, economic profit, cash flow, shareholder value, after-tax profit, adjusted net income, net operating profit or earnings per share.

        The committee may provide that a restricted stock award earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or credited to a grantee's account. Any crediting of dividends or dividend equivalents may be made subject to such restrictions and conditions as the committee may establish, including reinvestment in additional shares or share equivalents.

Federal Income Tax Consequences

        The following is a summary of the Federal income tax consequences with respect to incentive options, non-qualified options and restricted stock.

  Incentive Options

        An optionee will not realize taxable income and Textron will not receive any deduction at the time of a grant or exercise of incentive options. If shares acquired upon the exercise of incentive options are not disposed of within two years from the date of grant, nor within one year from the date of exercise, any gain or loss realized upon disposition of the shares will be treated as long-term capital gain or loss. If the shares received upon exercise of an incentive option are disposed of prior to the end of the applicable holding periods described above, the difference between: (a) the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares and (b) the exercise price will be taxable to the optionee as ordinary income in the year in which such disposition occurs, and Textron will be entitled to a deduction in the amount of such ordinary income recognized by the optionee. Any further gain or loss upon disposition will be treated as short-term or long-term capital gain or loss depending on the holding period of the shares. If incentive options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock unless such stock was itself received on exercise of incentive options and the holding periods described above for the exchanged stock have not been satisfied. To the extent that the aggregate option price of an optionee's incentive options which become exercisable in any year exceeds $100,000, such options will be treated as non-qualified options. If incentive options are exercised more than three months after the optionee's employment with Textron has ended, the incentive options will be treated as non-qualified options. For purposes of the alternative minimum tax only, the excess of the fair market value of the shares at the time of exercise of incentive options over the option price will be treated as additional income unless such shares are disposed of in the year of exercise.

  Non-qualified Options

        An optionee will not recognize taxable income and Textron will not receive any deduction at the time of a grant of non-qualified options. Upon the exercise of non-qualified options, the excess of the fair market value on the date of exercise of the shares received over the exercise price for such shares will be taxable to the optionee as ordinary income, and Textron will be entitled to a deduction at that time for the amount of such ordinary income recognized by the optionee. The subsequent sale of such shares by the optionee will be treated as short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the fair market value of the shares at the time of exercise. If options are exercised with Textron common stock previously owned by the optionee, such exercise will not be considered a taxable disposition of the previously owned stock and no gain or loss will be recognized with respect to such stock upon such exercise. If additional shares are received by the optionee, the excess of the fair market value of all of the shares received over the sum of the fair market value of all of the shares surrendered and any cash payment made by the optionee upon exercise will be taxable as ordinary income to the optionee and will be deductible by Textron.

  Restricted Stock

        An employee will not recognize taxable income and Textron will not receive any tax deduction by reason of the grant of restricted stock. However, when restrictions on restricted stock lapse there are federal income tax consequences. Generally, the fair market value of the stock will not be taxable to the grantee as ordinary income and Textron will not receive a tax deduction until the year in which the grantee's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the grantee may elect to recognize income when the stock is received. If this election is made, the amount taxed to the grantee as ordinary income and deducted by Textron is determined as of the date of receipt of the restricted stock.

  Section 162(m) of the Internal Revenue Code

        See summary under the heading "Tax Considerations" on page 17 for a description of the implications of Section 162(m) of the Internal Revenue Code.

General

        The maximum number of shares of Textron common stock that may be subject to options, the maximum number of shares of restricted stock available for grant, the number of shares of common stock covered by each outstanding option and the price per share thereof, and the maximum number of options and shares of restricted stock that may be granted to any individual employee will be adjusted in the event of a recapitalization, stock dividend, stock split or other similar event. In addition, shares which are subject to options which expire unexercised or which are terminated or cancelled will be added to the remaining maximum number of shares of Textron common stock that may be subject to options. Shares of restricted stock granted under the plan which are terminated or on which the restrictions will not lapse for any reason, will be added to the remaining number of shares of restricted stock available for grant under the plan.

        The Board of Directors may at any time terminate the amended plan or any part thereof and may from time to time further amend the amended plan as it may deem advisable, but the Board may not, without shareholder approval, increase the aggregate number of shares of Textron common stock which may be issued under the amended plan (except as such number may be adjusted in the event of a recapitalization, stock dividend, stock split or similar event), extend the period during which an incentive option may be exercised beyond ten years, or materially increase the benefits with respect to grants. Termination or amendment of the plan may not, without the consent of the participant, affect the participant's rights under an award previously granted.

        Awards granted under the amended plan are not assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution.

        The amended plan provides that outstanding options will be exercisable immediately and in full, and all shares of restricted stock will vest immediately in the event of certain changes in control of Textron described in the amended plan, unless determined otherwise by the committee.

        The Board of Directors recommends a vote FOR approval of the adoption of the amendment to the Textron 1999 Long-Term Incentive Plan (Item 2 on the proxy card).

DIRECTOR STOCK AWARDS

        In 1992, the Board approved a stock ownership policy for non-employee directors pursuant to which a director would receive a one time restricted stock grant of 1,000 shares of Textron common stock upon joining the Board of Directors. In order to continue to make restricted stock awards to new directors the Nominating and Corporate Governance Committee and the Board of Directors is recommending that the shareholders approve this policy, subject to shareholder approval, the Textron Restricted Stock Plan For Non-Employee Directors. The principal features of this policy are described below.

        Under the policy, each new non-employee director is awarded 1,000 shares of Textron common stock at the time of his or her appointment to the Textron Board. A director may not sell or otherwise transfer any of these shares unless and until they complete all successive terms as a director to which they have been nominated and elected and complete at least five years of Board service, except in the event of total disability, death or a change in control while serving as a director, in which case the shares may be sold or transferred.

        If the above conditions are not satisfied, directors must forfeit the shares when their service as a director ends.

        Dividends on the shares are paid directly to the directors, but may, upon request, be reinvested automatically through the Textron Dividend Reinvestment Plan.

        The Federal income tax consequences for these shares are the same as those described under the caption "Restricted Stock" on page 31.

        In 2003, Mr. Evans and Mr. Clark received awards of 1,000 shares upon their appointment to the Board in July and October, respectively, and Ms. Bader was awarded 1,000 shares upon her appointment in January 2004. The dollar value of each of these awards was $56,200, based upon $56.20 per share, which was the closing price of Textron common stock on March 5, 2004.

        The Board of Directors may at any time terminate the policy or any part thereof and may from time to time amend the policy as it may deem advisable, but the Board may not, without shareholder approval, increase the number of shares which may be awarded to a director under the policy.

        Termination or amendment of the policy may not, without the consent of the participant, affect the participant's rights under an award previously granted.

        The Board of Directors recommends a vote FOR approval of Director Stock Awards (Item 3 on the proxy card).

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2004, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 2004. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

        The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron's annual financial statements, the reviews of the financial statements in Textron's Form 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2003 and 2002 and fees billed in 2003 and 2002 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2003	2002
Audit Fees	$8,638,000	$8,780,000
Audit-Related Fees(1)	$747,000	$1,454,000
Tax Fees(2)	$771,000	$2,311,000
All Other Fees(3)	$3,000	$87,000

(1)
Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

(2)
Tax fees include fees for tax services relating to consultations, compliance, dispositions, and expatriate services.

(3)
All other fees include fees for services relating to government contract and miscellaneous services.

        Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

        All audit-related services, tax services and other services for 2003 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission's rules on auditor independence.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP (Item 4 on the proxy card).

SHAREHOLDER PROPOSALS

Shareholder Proposal Relating to Foreign Military Sales

        Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, The Sisters of Mercy of St. Francis of Philadelphia, School Sisters of Notre Dame of St. Louis, Sisters of Charity, BVM, and the General Board of Pension and Health Benefits of the United Methodist Church have notified Textron that they intend to propose the following resolution at the 2004 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

        WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense articles and emergency drawdowns of weaponry.

        The United States was the leader in total worldwide sales in 2002, with about $13.3 billion, or 45.5% of global conventional weapons deals, a rise from $12.1 billion in 2001. Of that, $8.6 billion was to developing nations, or about 48.6%. ("Conventional Arms Transfers to Developing Nations, 1995-2002," Congressional Research Service, Report for Congress, 9/2003).

        In a number of recent United States combat engagements (e.g., the first Gulf War, Somalia and Afghanistan) our troops faced adversaries who had previously received U.S. weapons or military technology.

        In FY 2002, Textron ranked number 20 among Department of Defense contractors with awards of more than $788 million. (Government Executive, September 2003).

        RESOLVED: Shareholders request that the Board of Directors provide within six months of the annual meeting, a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Textron's foreign sales of weapons-related products and services.

        The proponents have submitted the following statement in support of this proposal:

        We believe with the American Red Cross that "the greater the availability of arms, the greater the violations of human rights and international humanitarian law." Global security is security of all people. Weapons sold to one country at a certain time can become a threat to our own security, as we have seen several times in our recent history.

        Therefore, we believe it is reasonable that the report include:

  1.
  Processes used to determine and promote foreign sales;

  2.
  Criteria for choosing countries with which to do business;

  3.
  Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

  4.
  Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

        Textron is subject to the laws and regulations of the United States Government, which restrict the export of military goods, software and technology. A foreign military sale may only be made when the United States Government has determined that the sale, including all terms and conditions relating to the sale, is consistent with the national security, foreign policy and economic interests of the United States. Textron has in place extensive procedures to ensure that all foreign military sales are made in strict compliance with all applicable United States laws and regulations. Textron already includes in its Annual Report to shareholders information on its foreign military sales, including the amount of such sales, the types of products involved and the specific countries to which the majority of sales were made. The additional disclosures requested by the proposal would be of limited use to the great majority of Textron's shareholders, but could provide Textron's competitors with valuable information regarding Textron's sales procedures, personnel matters and contract terms.

        Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 5 on the proxy card).

Shareholder Proposal Relating To Political Contributions

        The Central Laborers' Pension, Welfare & Annuity Funds, whose address and number of shares held can be obtained upon request from the Office of the Secretary of Textron, has notified Textron that it intends to propose the following resolution at the 2004 annual meeting of shareholders:

        RESOLVED, that the shareholders of Textron Inc. ("Company") hereby request that the Company prepare and submit to the shareholders of the Company:

  1.
  A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This Report shall be disclosed to shareholders through the Company's web site or to shareholders in published form.

  2.
  A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

  a.
  An accounting of the Company's funds contributed or donated to any of the persons described above;

    b.
    A business rationale for each of the Company's political contributions or donations; and

    c.
    Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

        The proponent has submitted the following statement in support of this proposal:

        As long-term shareholders of Textron Inc., we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

        Currently, Textron Inc. is not required to disclose political contributions made with corporate funds. Company executives exercise unbridled discretion over the use of corporate resources for political purposes. They make decisions unilaterally and without a stated business rationale for such donations.

        The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders and its stakeholders.

        That is the case with the $233,000 contributed by Textron Inc. in the 2002 election cycle. The Center for Responsive Politics, a leading campaign finance watchdog organization, reported that the Company's money went to major party committees and congressional campaign dinners. However, shareholders do not know whether that is the full extent of the Company's contributions. According to press reports, some companies make substantial contributions that are not generally known to the public to political committees associated with certain political figures. Those committees, in turn, use the company's money in ways that could pose problems for the company's reputation.

        Absent a system of accountability, corporate executives will be free to use the Company's assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company's shareholders on this issue. That is why we urge your support for this critical governance reform.

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board of Directors believes that adoption of this proposal is unnecessary and would not be in the best interests of Textron, its shareholders or its employees.

        Textron is already required to comply with numerous federal and state laws and regulations governing the permissibility and reporting of political contributions. This proposal would impose additional costs and administrative burdens on Textron without conferring a concomitant benefit on the shareholders.

        As authorized by federal law, Textron sponsors a political action committee supported solely by voluntary contributions from eligible management employees. No corporate funds are used to make contributions by the political action committee, although Textron does pay administrative expenses of the political action committee, which are minimal, as permitted by law. The political action committee files publicly available reports with the Federal Election Commission detailing its receipts and disbursements.

        Our political action committee provides support for candidates and public officials whose views are consistent with Textron's long-term legislative and regulatory goals regarding the industries in which we compete or the communities served by Textron and its subsidiaries.

        Textron, like other corporations, is prohibited from making "soft money" contributions to national parties and federal candidates and office-holders as a result of the enactment of the Bipartisan Campaign Reform Act of 2002.

        Because Textron is required to comply with applicable campaign finance and lobbying laws, the Board feels strongly that the reports requested in this proposal are unnecessary and not in the best interests of Textron, its shareholders or its employees.

        Accordingly, the Board of Directors recommends a vote AGAINST the proposal (Item 6 on the proxy card).

Shareholder Proposal Relating To Charitable Contributions

        Raymond B. Ruddy has notified Textron that he intends to propose the following resolution at the 2004 annual meeting of shareholders (the address and number of shares held by Mr. Ruddy can be obtained upon request from Textron's corporate secretary):

        RESOLVED, Textron Inc. cease making charitable contributions.

        The proponent has submitted the following statement in support of this proposal.

        Thomas Jefferson once wrote, "To compel a man to furnish contributions of money for propagation of opinions which he believes is sinful and tyrannical." Choice is a popular word in our culture. Nobel Prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. Textron Inc. employees and shareholders represent a broad range of interests. It is impossible to be sensitive to the moral, religious and cultural sensitivities to so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away to them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated.

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

        Textron is committed to responsible corporate citizenship and helping improve the quality of life in the communities where it has a business presence. Textron views its public responsibility as an integral part of its business. Through Textron's Corporate Giving Program, Textron strives to build positive and productive community partnerships with agencies that provide assistance in the areas of job training, enrichment and mentoring programs for youth, education, arts and culture, community revitalization, as well as health and human services.

        Textron is fully committed to continuing its tradition of leadership in supporting the communities it serves. We believe that by helping to strengthen these communities, Textron's employees and neighbors also benefit from a more vibrant place to live and work.

        Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 7 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

        The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2005 ANNUAL MEETING

        Shareholder proposals intended to be presented at the 2005 annual meeting of shareholders must be received by Textron on or before November 18, 2004, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

        In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 30, 2004, and January 29, 2005, for the 2005 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

By order of the Board of Directors,

Frederick K. Butler
 Vice President Business Ethics and
Corporate Secretary

March 18, 2004

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

Appendix A

Independence Standards for Directors

        A majority of the Directors will be independent directors as such term is defined in the listing standards of the New York Stock Exchange ("NYSE"). Under the NYSE standards, no director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In addition, the NYSE standards provide that:

  (a)
  a Director who received, or whose immediate family members receive, more than $100,000 per year in direct compensation from the Company, other than director fees or pension payments, is presumed not to be independent until five years after he or she ceases to receive more than $100,000 per year in such compensation, unless the Board deems otherwise with no independent Director dissenting;

  (b)
  a Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former auditor of the Company is not independent until five years after the end of either the affiliation or auditing relationship; and

  (c)
  a Director who is an executive officer or employee, or whose immediate family member is an executive officer of another company that accounts for at least 2 percent of the company's consolidated gross revenues, or for which the company accounts for at least 2 percent or $1 million (whichever is greater) of such other company's consolidated gross revenues, in each case is not independent until five years after such threshold is no longer met.

        Also, under NYSE and Securities Exchange Commission requirements, to be considered independent for purposes of serving on the Audit Committee, a Director may not directly or indirectly, other than in his or her capacity as a member of the Board or any of its Committees, accept any compensatory fee from Textron or any of its subsidiaries.

Appendix B

TEXTRON INC.

AUDIT COMMITTEE CHARTER
(As amended, effective October 22, 2003)

        The Audit Committee of the Board of Directors of Textron Inc. (the "Committee") shall consist of no fewer than three members. All members of the Committee shall be independent directors and shall satisfy the independence and qualification standards established by the New York Stock Exchange and the Securities Exchange Commission (the "SEC"). At least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC. No Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such service would not impair the member's ability to effectively serve on the Audit Committee. The members of the Committee shall be appointed by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board of Directors in its discretion.

        The purpose of the Committee shall be to (a) assist Board of Directors oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of the Company's internal audit function and independent auditor, and (b) prepare the report SEC rules require be included in the Company's annual proxy statement.

        In furtherance of this purpose, the Committee shall have the following duties and responsibilities:

  1.
  To be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company, including the authority to retain or to terminate the outside auditor. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings), and all non-audit services provided to the Company by the Company's independent auditor, subject to a de minimis exception as set forth by the SEC.

  2.
  To, at least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

  3.
  To discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", and recommend to the Board of Directors whether the audited financial statements should be included in the Company's Form 10-K.

  4.
  To discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of such alternative disclosures and treatments, and the accounting treatment "preferred" by the independent auditor and (iii) any other material written communications with management, such as a management letter or schedule of unadjusted differences.

  5.
  To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

  6.
  To engage outside advisors, including counsel, as it determines necessary to carry out is duties and approve appropriate funding and retention terms, as determined by the Committee.

  7.
  To discuss policies with management and the independent auditor, as appropriate, with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  8.
  To meet separately, periodically, with management, with internal auditors and with independent auditors, provided that with respect to the internal auditors and independent auditors, such meetings shall occur at least quarterly.

  9.
  To review with the independent auditor any audit problems or difficulties and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

  10.
  To set clear hiring policies for employees or former employees of the independent auditors.

  11.
  To report regularly to the Board of Directors, including review of any issues that arise with respect to the quality or integrity of the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

  12.
  To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The Committee shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose or preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

        The Committee may, in its sole discretion, delegate any of its duties and responsibilities to subcommittees. The Committee may, in its sole discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are reported to the Committee at its next scheduled meeting.

        The Committee shall conduct an annual performance evaluation of the Committee and shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board of Directors for approval.

TEXTRON INC.
40 Westminster Street
Providence, RI 02903

ADDITIONAL INFORMATION

March 18, 2004

To the Shareholders of Textron Inc:

        Reference is made to the enclosed proxy statement, dated March 18, 2004, furnished in connection with the annual meeting of shareholders to be held April 28, 2004.

        With respect to the proposal to approve the director stock awards policy (Item 3 on the proxy card) as described on pages 32 and 33 of the proxy statement, the total number of shares which may be awarded under the policy following the date of the annual meeting is 25,000. Termination or amendment of the policy may not, without the consent of the participant, affect the participant's rights under an award previously granted.

        The Board of Directors recommends a vote FOR approval of Director Stock Awards (Item 3 on the proxy card).

                      Frederick K. Butler
                      Vice President Business Ethics and
                      Corporate Secretary

Annual Meeting of
Textron Shareholders

The Providence Biltmore Hotel
11 Dorrance Street
Providence, Rhode Island

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

FOLD AND DETACH HERE

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, April 28, 2004

The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O'Donnell and Frederick K. Butler, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 28, 2004, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

                    (Change of Address/Comments)

                    (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                    SEE REVERSE
                                    SIDE

Annual Meeting of
Textron Shareholders

Wednesday, April 28, 2004, 10:30 a.m.

The Providence Biltmore Hotel
11 Dorrance Street
Providence, Rhode Island

You can submit your proxy by mail, by telephone or through the Internet.
Please use only one of the three response methods.

BY MAIL	BY TELEPHONE	THROUGH THE INTERNET
Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	Or	(Available only until 5:00 pm EDST
on April 25, 2004)
Call toll free 1-866-209-1705 on
any touch-tone telephone to authorize
the voting of your shares. You may
call 24 hours a day, 7 days a week.
You will be prompted to follow
simple instructions.	Or	(Available only until 5:00 pm EDST
on April 25, 2004)
Access the website at
 https://www.proxyvotenow.com/txt
to authorize the voting of your shares.
You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

If you want to receive your proxy materials electronically in the future, please vote your shares and sign up for electronic delivery through the Internet.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

FOLD AND DETACH HERE

☒
Please mark your
votes as in this
example.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposals 2, 3 and 4 and AGAINST proposals 5, 6, and 7, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposals 2, 3 and 4.

		FOR*	WITHHELD FROM ALL	NOMINEES:			FOR	AGAINST	ABSTAIN
1.	Election of Directors	☐	☐	(01) Kathleen M. Bader (02) R. Kerry Clark (03) Ivor J. Evans (04) Lord Powell of Bayswater KCMG	2.	Amendment to Textron 1999 Long-Term Incentive Plan	☐	☐	☐
					3.	Director Restricted Stock Awards	☐	☐	☐
* Except vote withheld from the following nominee(s):
				Change of address/comments on reverse side ☐	4.	Ratification of appointment of independent auditors	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 5, 6, and 7.

		FOR	AGAINST	ABSTAIN
5.	Shareholder proposal relating to Foreign Military Sales	☐	☐	☐
6.	Shareholder proposal relating to Political Contributions	☐	☐	☐
7.	Shareholder proposal relating to Charitable Contributions	☐	☐	☐	Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE

QuickLinks

CONTENTS
PROXY STATEMENT
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
AMENDMENT TO THE TEXTRON 1999 LONG-TERM INCENTIVE PLAN
DIRECTOR STOCK AWARDS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS TO COME BEFORE THE MEETING
SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2005 ANNUAL MEETING
AUDIT COMMITTEE CHARTER (As amended, effective October 22, 2003)